Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 27, 2015, (the “Effective Date”) by and between RMG Enterprise Solutions, Inc., a Delaware corporation (the “Company”), and Jana Bell (the “Executive”).

The Company and Executive, intending to be legally bound, agree as follows:

1.

Representations and Warranties.  Executive represents and warrants to the Company that (a) Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind (written, oral or otherwise) that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment with the Company or the performance of all duties and responsibilities hereunder to the fullest extent of Executive’s ability and knowledge, and (b) Executive has full power and capacity to execute and deliver, and to perform all of Executive’s obligations under, this Agreement.

2.

At-Will Employment.  Without limiting the right of either the Executive or the Company to terminate employment on any other basis, Executive is employed on an “at-will” basis meaning either the Executive or the Company may terminate the Executive’s employment at any time by providing the other party hereto with written notice of such termination.  The Executive's employment with the Company, pursuant to this Agreement, shall commence on the Effective Date and shall continue thereafter until terminated as provided in this Agreement.  As used herein, "Term" shall mean the actual period of time during which the Executive is employed by the Company under the terms and conditions of this Agreement.

3.

Duties.  Executive will hold the office of Executive Vice President, Chief Financial Officer.  Executive will have such duties and responsibilities as may be assigned, from time to time, by and subject to the direction and supervision of, and shall report to, the Company’s Chief Executive Officer, including, in Executive’s capacity as Executive Vice President, Chief Financial Officer, such duties and responsibilities to the subsidiaries of the Company as may be assigned, from time to time, by and subject to the direction and supervision of the Company’s Chief Executive Officer.  During the Term, and excluding any periods of vacation or personal leave to which Executive is entitled, (i) Executive will render Executive’s services on an exclusive basis to the Company, (ii) Executive will apply on a full-time basis all of Executive’s skill and experience to the performance of Executive’s duties, and (iii) Executive may have no other employment and, without the prior written consent of the Company, no outside business activities (provided that the management of Executive’s personal or family assets and affairs and Executive’s time spent on charitable activities will not be deemed outside activities so long as such activities do not significantly interfere with Executive’s performance of duties under this Agreement).  Executive will perform Executive’s duties under this Agreement with fidelity and loyalty to the Company, to the best of Executive’s ability, experience and talent in a diligent, trustworthy, businesslike and efficient manner consistent with Executive’s duties and responsibilities and in accord with best practices within the Company’s industry.  So long as they are not inconsistent with the terms of this Agreement, Executive shall also comply with all policies, rules and regulations of the Company as well as all directives and instructions from the Company’s board of directors of the parent of the Company, RMG Networks Holding Corporation, a Delaware corporation (the “Board”).  The Company shall have the right to purchase in Executive’s name a “key person” life insurance policy naming the Company and any of its subsidiaries as the sole beneficiary thereunder, and Executive agrees to cooperate with the Company’s procurement of such policy, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.

4.

Compensation.  In exchange for services rendered by Executive hereunder, the Company will provide Executive with the following compensation and benefits during Executive’s employment under this Agreement:

(a)

Base Salary.  During the Term, the Company will pay Executive a salary no less than (the “Base Salary”) of $285,000 per annum in accordance with the general payroll practices of the Company in effect from time to time. Executive’s compensation under this Agreement will be subject to such withholding as may be required by law.

(b)

Annual Bonus.  Each fiscal year during the Executive’s employment with the Company, the Company’s Chief Executive Officer will establish annual incentive goals for the Executive.  The Executive will be eligible for an annual bonus equal to fifty-percent (50%) of her annual base salary if she achieves the goals for a given fiscal year.  The terms and conditions of the Executive’s annual bonus will be determined in the sole discretion of the Company’s Chief Executive Officer.

(c)

Equity Incentive Plan. Upon approval from the Board, Executive will be eligible for a stock option grant of 120,000 shares of RMG Networks Holding Corporation’s common stock at a strike price that will be determined in accordance with the provisions of  RMG Networks Holding Corporation’s applicable Stock Option Plan and Option Agreement as of the Effective Date.

(d)

Benefits.  During the Term, Executive and Executive’s eligible dependents will be offered the opportunity to participate in such medical and other employee benefit plans for which they are eligible as may be established from time to time by the Board for other employees of the Company or the subsidiaries of the Company and for other executive employees of the Company or the subsidiaries of the Company, and at rates and terms that are not more expensive to Executive than those extended to other such employees.  In no event shall Executive be eligible to participate in any severance plan or program of the Company or its subsidiaries, except as set forth in Section 6 of this Agreement.

(e)

Vacation.  During the Term, Executive will be entitled to four (4) weeks of paid vacation per calendar year in accordance with the Company’s policy in effect from time to time.  Paid vacation to which Executive is entitled in any calendar year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.  Vacation days will be taken at such times and dates at the discretion of the Executive and as will not significantly interfere with Executive’s duties and responsibilities to the Company.

(f)

Expense Reimbursement.  During the Term the Company will reimburse Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company or the Board may adopt from time to time.

5.

Termination.  Notwithstanding anything to the contrary in this Agreement, Executive’s employment hereunder will terminate under any of the following conditions:

(a)

Death.  Executive’s employment under this Agreement and any obligations hereunder will terminate automatically upon the date of Executive’s death.

(b)

Disability.  The Company will have the right to terminate this Agreement if Executive becomes disabled.  For purposes of this Agreement, “disabled” shall mean that the Executive suffers from a physical or mental impairment that prevents Executive from performing the essential functions of Executive’s position, as set forth in this Agreement, for (i) ninety (90) days or more (whether or not consecutive) in any twelve month period or (ii) a period of ninety (90) consecutive days, in each case, as determined by a physician satisfactory to both Executive and the Company (and, if they cannot agree, then one to be selected and mutually accepted by their respective doctors).

(c)

Termination for Cause.  Executive’s employment hereunder may be terminated by the Company (excluding, for this purpose, Executive, if applicable) at any time for Cause.  For purposes of this Agreement, “Cause” for termination means the following:

(i)

Executive commits, is convicted of or pleads guilty or nolo contendere to any felony or any crime or offense involving acts of theft, fraud, embezzlement or other misappropriation of funds, whether from the Company or otherwise;

(ii)

Executive’s commission of any act of moral turpitude that brings the Company into public disrepute or disgrace or causes harm to the customer relations, operations or business prospects of the Company;

(iii)

any breach by Executive of Executive’s obligations under this Agreement or any other written agreement with the Company or any of its subsidiaries, which Executive fails to cure within thirty (30) days after receipt of written notice of such breach;

(iv)

Executive’s breach of policies or procedures of the Company or any of its subsidiaries which causes, or could reasonably be expected to cause, material harm to the Company or its subsidiaries which Executive fails to cure within thirty (30) days of receipt of written notice of such event;

(v)

any intentional misrepresentation at any time by Executive to the Company or any of its affiliates or the Board;

(vi)

to the extent consistent with the terms of this Agreement, Executive’s failure or refusal to comply with the lawful instruction of the Company’s Chief Executive Officer or the Board which Executive fails to cure within thirty (30) days of receipt of written notice of such event; or

(vii)

Executive’s reporting to work under the influence of alcohol or illegal drugs, or other alcohol or drug abuse that adversely affects the performance of Executive’s duties or responsibilities.

(d)

Constructive Termination.  If any of the following events shall have occurred, Executive shall be deemed to have been constructively terminated:

(i)

the Company’s material breach of this Agreement which remains uncured following thirty (30) days prior written notice from Executive;

(ii)

a reduction in Executive’s Base Salary; or

(iii)

a material diminution of duties.

Notwithstanding the foregoing, no act or failure to act by the Company shall give rise to “Constructive Termination” if cured within thirty (30) days of written notice by the Executive to the Company received within thirty (30) days of the discovery of the occurrence of such act or failure to act.  Further, Executive must terminate Executive’s employment within thirty (30) days following the expiration of the cure period for any act or failure to act that remains uncured under this Section 5(d) in order to effect a termination for Constructive Termination.

(e)

Termination After Notice.  Executive’s employment hereunder may be terminated either by the Company without Cause or by the Executive, in which event Executive will be entitled to receive Executive’s Base Salary for each day following notice of such termination that Executive reports and is available for work until the termination date and Executive’s annual bonus (or, as provided by this Agreement, a pro rata portion thereof), if any, which should be at the same time the bonus would have otherwise been paid had Executive remained employed, but no later than March 15 of the calendar year after termination of employment, as provided in this Agreement.  Executive will provide the Company with at least thirty (30) days’ prior written notice of Executive’s intent to terminate employment pursuant to this Section 5(e).  If Executive’s employment is being terminated pursuant to any provision of Section 5(c) above, Company shall provide Executive with notice of the section and the specific reasons for such termination.  Notwithstanding the foregoing, the Company may elect to provide Executive with compensation and benefits during any notice period and request or direct Executive not to perform duties for Company during such period.

6.

Payments Upon Termination.

(a)

Accrued Compensation.  Upon termination of Executive’s employment hereunder (including due to expiration of the Term), the Company will be obligated to pay and Executive will be entitled to receive the Base Salary that has accrued for services performed until the date of termination and which has not yet been paid.  In addition, (i) Executive will be entitled to any vested benefits to which Executive is entitled under the terms of any applicable benefit plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program, and (ii) to the extent permitted by applicable law and the terms of the Company’s health insurance, long-term healthcare insurance and life insurance plans, Executive and Executive’s family may (but will not be required to) elect to continue to participate in the Company’s health insurance, long-term healthcare insurance and life insurance plans, including any period required pursuant to COBRA or other applicable law.

(b)

Without Cause or for Constructive Termination.  Upon termination of Executive’s employment by the Company without Cause or a resignation by Executive for Constructive Termination at any time during the Term, the Company will be obligated to pay and Executive will be entitled to receive: (i) all of the amounts and benefits described in Section 6(a); (ii) any Bonus determined under, and payable pursuant to, Section 4(b), pro rated for the period of the Company’s fiscal year during which Executive was employed by the Company; and (iii) subject to Section 6(f), Executive’s then base salary (paid in accordance with the Company’s ordinary payroll policies) during the period beginning on the date of Executive’s termination of employment and ending on the date that is six (6) months following the date of Executive’s termination of employment (the “Severance Amount”).  Further, Executive shall be entitled to reimbursement all reasonable and necessary out-of-pocket business and travel expenses incurred during the Term by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company or the Board may adopt from time to time.  Notwithstanding, however, with respect to any expense reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Term (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive  is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(c)

Death; Disability.  Upon termination of Executive’s employment upon the death of Executive pursuant to Section 5(a) or upon Executive’s becoming disabled pursuant to Section 5(b), the Company will be obligated to pay, and Executive will be entitled to receive (i) all of the amounts and vested benefits described in Section 6(a) and (ii) any Bonus determined under, and payable pursuant to, Section 4(b), pro rated for the period of the Company’s fiscal year during which Executive was employed by the Company.  For purposes of this Section 6(c), Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate.  Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(d)

Expiration of Term or Other Termination.  Upon: (i) voluntary termination of employment at any time during the Term by Executive for any reason whatsoever or (ii) termination of employment by the Company for Cause, the Company will have no further liability under or in connection with this Agreement, except to provide all of the amounts and vested benefits described in Section 6(a).

(e)

Breach Post-Termination.  If (i) the Company has any obligation pursuant to Section 6(a)-(c) to make payments or provide other benefits to Executive following the last day of Executive’s employment by the Company, and (ii) (A) Executive breaches the terms and conditions of the Release, Section 7 or Section 8 or (B) engages in conduct in violation of Section 9, in either case (A) or (B) as reasonably determined by the Board in writing, then the Company may, upon providing fifteen (15) days prior written notice (and providing the Executive the reasonable opportunity to cure such breach or violation during such thirty (30) day period) in its discretion and without limiting any other remedies that may be available to the Company, cease providing any such payments or other benefits pursuant to Section 6(b).  Should the Company fail to meet its obligations to Executive pursuant to Section 6(b), then Executive’s non-competition obligations pursuant to Section 9(a) of this Agreement are null and void; provided that Executive will be required give the Company, thirty (30) days prior written notice of the alleged breach and providing the Company with reasonable opportunity to cure such breach or violation during such thirty (30) day period.

(f)

Release.  Notwithstanding anything herein to the contrary, payments of the Severance Amount are conditioned on Executive (or, in the event of Executive’s death or disability, the estate of Executive or the authorized legal representative, if any, of Executive, respectively) executing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined below), and not revoking, a release agreement of all claims against the Company (the “Release”), in the form attached hereto as Exhibit B, and continued compliance with the provisions of Section 7, Section 8 and Section 9.

7.

Ownership of Intellectual Property.  During the period of Executive’s employment or service with the Company, to the extent that Executive, alone or with others, develops, makes, conceives, contributes to or reduces to practice, or has prior to the date hereof done any of the foregoing, any intellectual property related to the duties of Executive hereunder or which results in any way from Executive using the resources of the Company or any of its affiliates, whether or not during working hours, such intellectual property is and will be the sole and exclusive property of the Company.  The foregoing provision shall not apply to any intellectual property that is not related to the business of the Company and was developed for charitable or academic use and which was not developed using resources of the Company or any of its affiliates or during working hours.  To the extent any such intellectual property can be protected by copyright, and is deemed in any way to fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. §101, such intellectual property will be considered to have been produced under contract for the Company as a work made for hire. In any event, and regardless of whether such intellectual property is deemed to be a “work made for hire”, Executive will disclose any and all such intellectual property to the Company and does hereby assign to the Company any and all right, title and interest which Executive may have in and to such intellectual property. Upon the Company’s request at any time and at their expense, including any time after termination of Executive’s employment, to the extent Executive can reasonably do so, Executive will execute and deliver to the Company such other documents as the Company deems reasonably necessary to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such intellectual property.

8.

Non-Disclosure of Confidential Information.  Executive acknowledges and agrees that, during the Term, Executive may have access to and become familiar with various trade secrets and other confidential or proprietary information of the Company or any of its affiliates including, but not limited to, the Company’s existing and contemplated services and products, documentation, technical data, contracts, business and financial methods, practices and plans, costs and pricing, lists of the Company’s customers, prospective customers and contacts, suppliers, vendors, consultants and employees, methods of obtaining customers, suppliers, vendors, consultants and employees, financial and operational data of the Company’s present and prospective customers, suppliers, vendors, consultants and employees, and the particular business requirements of the Company’s present and prospective customers, suppliers, vendors, consultants and employees, marketing and sales literature, records, software, diagrams, source code, object code, product development, trade secrets; and the Company’s techniques of doing business, business strategies and standards (including all non-public information of the Company, collectively, the “Confidential Information”).  Executive expressly agrees not to disclose any Confidential Information, directly or indirectly, nor use Confidential Information in any way, either during the Term and thereafter.  Specifically, during the Term and thereafter, Executive (i) will maintain the Confidential Information in strict confidence; (ii) will not disclose any Confidential Information to any person or other entity; (iii) will not use any Confidential Information to the detriment of the Company or any of its affiliates; (iv) will not authorize or permit such use or disclosure; and (v) will comply with the policies and procedures of the Company regarding use and disclosure of Confidential Information.  All files, papers, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company and Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, will at all times remain the exclusive property of the Company and such items and all copies thereof will be returned to the Company at the Company’s request or upon the expiration or termination of Executive’s employment.  In connection with Executive’s termination of employment with the Company, Executive will reasonably cooperate with the Company in completing and signing a termination statement or affidavit in the form reasonably proscribed by the Company, which will contain Executive’s certification that Executive has no tangible Confidential Information in Executive’s possession.

9.

Restrictive Covenants.  In the course of the employment of Executive hereunder, and because of the nature of Executive’s responsibilities, Executive will acquire valuable and confidential information and trade secrets with regard to the Company’s and its affiliates’ business operations, including, but not limited to, the Confidential Information.  In addition, Executive may develop on behalf of the Company, a personal acquaintance with some of the Company’s and its affiliates’ customers and prospective customers.  As a consequence, Executive will occupy a position of trust and confidence with respect to the Company’s and its affiliates’ affairs and its services.  In view of the foregoing, and in consideration of the remuneration paid and to be paid to Executive under this Agreement, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company and its affiliates that Executive make the restrictive covenants contained in this Agreement regarding the conduct of Executive during and after the employment relationship with the Company, and that the Company may suffer irreparable injury if Executive engages in conduct prohibited thereby.  In consideration of Executive’s employment hereunder, and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees as follows:

(a)

Non-Competition.  Subject to the next sentence of this Section 9(a), during the period commencing on the Effective Date and ending on the date that is  six (6) months following the end of the Term (such period, which will be extended by the amount of time during which Executive is in violation of any provision of this Section 9, the “Restricted Period”), Executive will not, in the United States (the “Territory”), engage in, manage, operate, finance, control or participate in the ownership, management or financing or control of, become employed by, or become affiliated or associated with, directly or indirectly, whether as an officer, director, shareholder, owner, co-owner, affiliate, partner, agent, representative, consultant, independent contractor or advisor, or otherwise render services or advice to, guarantee any obligation of, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in a business that sells or provides products or services that are the same as or substantially similar to or otherwise competitive with the products or specialized services (provided that such “specialized services” shall not include those services which would unreasonably restrict Executive from utilizing Executive’s education and expertise in future employment, as long as such employment and specialized services are not competitive with the Company or any of its subsidiaries) sold or provided or that Executive has actual or constructive knowledge are planned to be sold or provided by the Company or its subsidiaries at any time while Executive is an employee or director of the Company (a “Competitor”); provided, however, that Executive may own, as a passive investment, shares of capital stock of any Competitor if (A) such shares are listed on a national securities exchange or traded on a national market system in the United States, (B) Executive, together with any of Executive’s affiliates and Executive’s immediate family members (which shall mean Executive’s wife and direct lineal descendants, but shall not include any other blood relative), owns beneficially (directly or indirectly) less than five percent (5%) of the total number of shares of such entity’s issued and outstanding capital stock, and (C) neither Executive nor any of Executive’s affiliates is otherwise associated directly or indirectly with such Competitor or any of its affiliates.

(b)

Non-Solicitation.  During the Restricted Period, Executive will not, either on Executive’s own behalf or on behalf of any third party (except the Company), directly or indirectly:

(i)

(A) seek to induce or otherwise cause any person or entity that is a then-current customer of the Company, or has been a customer of the Company or one of its affiliates within the then-preceding twenty-four (24) months (a “Customer”), or any prospective customer to which the Company or one of its affiliates has made a proposal at that time or has taken actions or made efforts of which Executive is aware related to making a proposal at that time (1) to cease being a customer of or to not become a customer of the Company or one of its affiliates, or (2) to divert any business of such Customer from the Company or one of its affiliates, or otherwise, to discontinue or alter in a manner adverse to the Company or one of its affiliates, such business relationship, or (B) in any manner that is in competition with the Company or one of its affiliates solicit for business, provide services to, do business with or become employed or retained by, any Customer or potential customer solicited the Company or one of its affiliates;

(ii)

hire, solicit or encourage to leave the employment or service of the Company or one of its affiliates, any officer or employee of the Company or one of its affiliates, or hire or participate (with another third party) in the process of hiring any person or entity who is then, or who within the preceding twenty-four (24) months was an employee of the Company or one of its affiliates, or provide names or other information about the Company’s or its affiliates’ employees to any person or entity under circumstances which could lead to the use of that information for purposes of recruiting or hiring; or

(iii)

except as an employee of a Customer as permitted herein, otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship between the Company or one of its affiliates and any of their respective Customers, suppliers, consultants or employees.

(c)

Non-Disparagement.  During the Term and thereafter, Executive will not at any time publish or communicate to any person or entity, directly or indirectly, any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, or any of their respective present and former members, managers, directors, officers, successors and assigns.  During the Term and thereafter, Company will not at any time publish or communicate to any person or entity, directly or indirectly, any Disparaging remarks, comments or statements concerning Executive.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, reputation, morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  This Section 9(c) will not be applicable to (i) truthful testimony obtained through subpoena, (ii) any truthful information provided pursuant to investigation by any Governmental Authority, or (iii) any truthful information provided pursuant to any claim by the Executive or the Company under this Agreement or any of the other documents relating to the Transaction asserted in good faith.

(d)

Acknowledgment.  The parties agree that the restrictions placed upon Executive are reasonable and necessary to protect the Company’s legitimate interests.  Executive acknowledges that, based upon the advice of legal counsel and Executive’s own education, experience and training, (i) these provisions will not prevent Executive from earning a livelihood and supporting Executive and Executive’s family during the Restricted Period, (ii) the Company conducts business in the Territory, (iii) the Company competes with other businesses that are or could be located in any part of the Territory, (iv) prior to the closing of the transactions contemplated in the Purchase Agreement, the Company (and the Executive on behalf of the Company) did business in and marketed products and services throughout the Territory, (v) the restrictions contained in this Agreement are reasonable and necessary for the protection of the business and goodwill of the Company, (vi) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (vii) the consideration provided by the Company under this Agreement is not illusory, and (viii) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.  In consideration of the foregoing, and in light of Executive’s education, skills, and abilities, Executive agrees that Executive will not assert that, and it should not be considered that, any provision of this Section 9 are otherwise void, voidable or unenforceable, or should be voided or held unenforceable.

(e)

Additional Time.  Executive agrees that the period during which the covenants contained in this Section 9 will be effective will be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 9.

(f)

Independent Agreement.  The covenants on the part of Executive in this Agreement will be construed as an agreement independent of any other agreement and independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or otherwise, (other than the Company’s willful and intentional failure to pay the Severance Amount, if payable hereunder) will not constitute a defense to the enforcement by the Company of such covenants.  Each of the covenants of this Agreement are given by Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement.

(g)

Subsequent Employment.  Executive hereby covenants and agrees to, as promptly as possible following Executive’s acceptance of any subsequent employment or consulting arrangement that Executive undertakes on behalf of persons or entities other than the Company or any of its subsidiaries during the Restricted Period, notify the Company in writing of any such arrangement, provided, however, that failure to so provide such notice shall not result in any claim for damages by Company hereunder unless any subsequent employment or consulting arrangement that Executive undertakes is on behalf of a Competitor.  Executive agrees that, during the Restricted Period, the Company may notify any person or entity employing or otherwise retaining the services of Executive or evidencing an intention of employing or retaining the services of Executive of the existence and provisions of this Section 9.

10.

Reformation.  In furtherance and not in limitation of the foregoing, should any duration, scope or geographical restriction on business activities covered under any provision of this Agreement be found by any court of competent jurisdiction to be less than fully enforceable due to its breadth of restrictiveness or otherwise, Executive and the Company intend that such court will enforce this Agreement to the full extent the court may find permissible by construing such provisions to cover only that duration, extent or activity which may be enforceable.  Executive will, at the Company’s request, join the Company in requesting that such court take such action.  Executive and the Company acknowledge the uncertainty of the law in this respect and intend that this Agreement will be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

11.

Conflicts of Interests.  During the Term, without the prior written approval of the Company, Executive will not knowingly engage in any activity which is in conflict with the Company’s interests.  In furtherance of this covenant, Executive agrees during the Term that: (a) Executive will notify the Company of any conflicts of interest or excessive gifts or offers of gifts or remuneration from customers, suppliers or others doing or seeking to do business with the Company; (b) Executive will not receive remuneration from any party doing business with or competing with the Company unless the prior written consent of the Company is first obtained; and (c) Executive will promptly inform the Company of any business opportunities that come to Executive’s attention that relate to the existing or prospective business of the Company, and Executive will not participate in any such opportunities on behalf of any person or entity other than the Company; provided, however, that Executive may, during working hours, engage in reasonable time addressing issues related to Executive’s charitable efforts and managing Executive’s personal investments to the extent that such investments and time do not conflict with the Company’s interests.

12.

Unique Nature of Agreement.  Executive recognizes that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character involving a high degree of skill and having a peculiar value, the loss of which will cause Company immediate and irreparable harm, which cannot be adequately compensated in damages.  In the event of a breach or threatened breach by Executive of this Agreement, Executive consents that the Company may be entitled to injunctive relief, both preliminary and permanent, without bond or proof of specific damages, and Executive will not raise the defense that the Company has an adequate remedy at law.  In addition, the Company may be entitled to any other legal or equitable remedies as may be available under law.  The remedies provided in this Agreement will be deemed cumulative and the exercise of one will not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

13.

Miscellaneous.

(a)

Severability.  The covenants, provisions and sections of this Agreement are severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Executive in executing this Agreement.

(b)

No Waiver.  The failure of either the Company or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies. No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both the Company and Executive.

(c)

Assignment.  This Agreement is binding upon the Company and Executive and their respective heirs, personal representatives, successors and assigns; provided that, the services to be rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement, and any attempt to do so will be null and void.  The Company may assign its rights under this Agreement or delegate its duties and responsibilities under this Agreement to any subsidiary of the Company or to any entity acquiring all or substantially all of the assets of the Company or to any other entity into which the Company may be liquidated, merged or consolidated.  In furtherance of such right of assignment, Executive agrees to acknowledge such assignment in writing.

(d)

Survival.  Provisions of this Agreement which by their nature are intended to survive termination of Executive’s employment with the Company or expiration of this Agreement will survive any such termination or expiration of this Agreement, including Section 1, Section 6, Section 7, Section 8, Section 9, Section 10, Section 12 and Section 13.

(e)

Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of  Texas without giving effect to the choice of laws principles thereof.

(f)

Jurisdiction; Venue.  Each of the parties hereto by its execution hereof:

(i)

irrevocably submits to the jurisdiction of any state court located in  Texas and to the jurisdiction of the United States District Court for the Northern District of Texas – Dallas County  for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or the subject matter hereof, and agrees that any state and federal court serving  Dallas, Texas will be deemed to be a convenient forum;

(ii)

waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court; and

(iii)

agrees that the substantially-prevailing party in any such litigation shall be awarded her, her or its reasonable counsel fees and costs.

The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of Texas, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to this Agreement is reasonably calculated to give actual notice.

Except as provided in the Mandatory Arbitration section below, with respect to any dispute or claims arising out of this Agreement or Executive’s employment relationship with Company, the state and federal courts situated in Texas, shall have personal jurisdiction over Company and Executive to hear disputes concerning such claims, and that venue for any such disputes shall be exclusively in the state or federal courts in Dallas County, Texas.  The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys’ fees.

If, at the time of enforcement of Section 7, 8, or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  Executive agrees that no bond or security shall be required in obtaining such equitable relief.  In addition, in the event of an alleged breach or violation by Executive of Section 9(a) and Section 9(b), the twelve-month or twenty-four-month period, as applicable, shall be tolled until such breach or violation has been duly cured.  Executive acknowledges that the restrictions contained in this Agreement are reasonable and that Executive has had the opportunity to review the provisions of this Agreement with Executive’s legal counsel.

(g)

Disputes or Controversies.  Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, the preservation of the secrecy of Confidential Information may be jeopardized.  Therefore, if the dispute or controversy involves significant trade secrets of the Company or its subsidiaries, then, at the Company’s reasonable request, all pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, Executive and their respective attorneys, experts and other agents, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

(h)

No Oral Modifications.  No alterations, amendments, changes or additions to this Agreement will be binding upon either the Company or Executive unless reduced to writing and signed by both the Company and Executive.

(i)

Notices.  All notices under this Agreement will be sent and deemed duly given when posted in the United States first-class mail, postage prepaid to the addresses set forth on the signature page of this Agreement.  These addresses may be changed from time to time by written notice to the appropriate party.

(j)

Entire Agreement.  This Agreement, including the Exhibits attached hereto, constitutes the entire understanding between the Company and Executive, and supersedes as of the Effective Date all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between the Company and Executive, relating to the subject matter of this Agreement, including the Prior Agreements.  By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement.

(k)

Advice of Counsel and Construction.  The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice.  Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties.  Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

(l)

Section 409A.  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A, provided, however, that no such amendment or clarification shall reduce the economic benefit that Executive was to derive from this Agreement prior to such amendment or clarification.

(m)

Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the later of: (i) the thirtieth (30th) day following Executive’s Separation from Service; or (ii) if the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service” shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule and the remaining payments shall be made as provided in this Agreement.  Unless otherwise required to comply with Section 409A, a payment or benefit shall not be deferred if:

(x) it is not made on account of the Executive’s “separation from service”,

(y) it is required to be paid no later than within 2 ½  months after the end of the taxable year of the Executive in which the payment or benefit is no longer subject to a “substantial risk of forfeiture”, as that term is defined for purposes of Section 409A, or

(z) the payment satisfies the following requirements: (A) it is being paid or provided due to the Company’s termination of the Executive’s employment without Cause or the Executive’s termination of employment pursuant to a Constructive Termination, (B) it does not exceed two times the lesser of (1) the Executive’s annualized compensation from the Company for the calendar year prior to the calendar year in which the termination of the Executive’s employment occurs, and (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment terminates, and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a “separation from service”.

For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(n)

Mandatory Arbitration.  In the event there is an unresolved legal dispute between the parties that involves legal rights or remedies arising from this Agreement or the employment relationship between Executive and Company, the parties agree to submit their dispute to binding arbitration under the authority of the Federal Arbitration Act and/or the Texas Arbitration Act; provided, however, that Company may pursue a temporary restraining order and/or preliminary injunctive relief in accordance with Section 7, 8 or 9 above, with related expedited discovery for the parties, in a court of law, and, thereafter, require arbitration of all issues of final relief.  Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this provision.  The Arbitration will be conducted by the American Arbitration Association pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.  The arbitrator(s) shall be duly licensed to practice law in the State of Texas.  Each party will be allowed at least one deposition.  The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered.  No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law.  Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law.  In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.  Company will pay the arbitration costs and arbitrator’s fees beyond $500, subject to a final arbitration award on who should bear costs and fees.  All proceedings shall be conducted in Dallas, Texas, or another mutually agreeable site.   The duty to arbitrate described above shall survive the termination of this Agreement.  Except as otherwise provided above, the parties hereby waive trial in a court of law or by jury.  All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

(o)

Counterparts; Electronic Signature.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

(Signatures on following page.)

THIS AGREEMENT CONTAINS DISPUTE RESOLUTION THROUGH BINDING ARBITRATION. THE PARTIES ACKNOWLEDGE AND AGREE THAT DISPUTES ARISING UNDER THIS AGREEMENT WILL BE RESOLVED THROUGH MANDATORY BINDING ARBITRATION UNDER SECTION 13 ABOVE.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING TO THE EXTENT EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year above written.

COMPANY:

RMG ENTERPRISE SOLUTIONS, INC.

/s/ Robert Michelson
By:	Robert Michelson
Title:	Chief Executive Officer

Address:

RMG Networks Holding Corporation

Attention:  Robert Michelson

15301 Dallas Parkway, Suite 500

Dallas, TX 75001

Email:  bob.michelson@rmgnetworks.com

EXECUTIVE:

/s/ Jana Bell
JANA BELL

Address:

Signature Page to Executive Employment Agreement

Exhibit A

Form of Waiver and Release

I am entering into this Waiver and Release pursuant to Section 6(f) of the Executive Employment Agreement dated as of ___________, 2015 (the “Employment Agreement”) between [_____________] and me, and in consideration of the payments and other benefits to be made to me pursuant to the Employment Agreement (the “Benefits”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release [_____________] and its current or former predecessors, successors, owners and assigns (collectively referred to as the “Company”), all of the current or former affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ current or former directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Covered Parties”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to (i) my employment with or separation from the Company or the Affiliates or (ii) any acts, omissions or occurrences prior to or on the Effective Date (as defined below) of this Waiver and Release[, other than those claims, demands, actions, liabilities and damages arising exclusively out of (A) my status as a stockholder of the Company, (B) the Stockholder Agreement of the Company to which I am a party or (C) any Award Agreement evidencing an award of Options to the me pursuant to the Company’s 2013 Equity Incentive Plan (D) ERISA rights under any retirement or benefit plan, (E) indemnity rights and (F) D&O rights I may have.]1.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it, or I have waived such time period in accordance with applicable law.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Covered Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except:  (A) my vested rights under the terms of employee benefit plans sponsored by the Company or the Affiliates; (B) with respect to such rights, claims as may arise after the Effective Date of this Waiver and Release; (C) rights to indemnity I may be otherwise be entitled to by contract or by law; and (D) moneys, compensation or other benefits already owing to me.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Covered Parties or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Employment Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

1   To be updated at the time of separation.

Signature Page to Executive Employment Agreement

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Covered Parties concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Covered Parties.  I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by [to be completed at the time of separation:] [Name], [Title], [Company] [Address, City, State ZIP], in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits.  I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable on the eighth day after I signed this Waiver and Release (the “Effective Date”).

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to or on the Effective Date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Covered Parties which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Signature Date

Employee’s Signature Date

2